UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMNOVA SOLUTIONS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 8, 2008 Fairlawn, Ohio

The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio, on March 19, 2008 at 9:00 a.m. to consider and vote on the following:

1.	Election of the following individuals to serve as directors for a term of three years, ending in the year 2011: Edward P. Campbell, Michael J. Merriman and William R. Seelbach;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2008; and

3.	Any other business properly brought before the meeting.

The shareholders of record at the close of business on January 28, 2008 will be entitled to vote at the meeting.

Kristine C. Syrvalin

Secretary

Whether you own one share or hundreds of shares, YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy in the envelope provided.

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

This Proxy Statement is being mailed to shareholders beginning on or about February 8, 2008 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 19, 2008 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio.

Who can vote?

Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 28, 2008 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the January 28, 2008 record date. On that date, there were 42,637,197 shares outstanding.

How do I vote?

You can vote your shares by marking, signing, dating and returning the accompanying proxy card to the Company’s transfer agent, The Bank of New York, in the envelope provided. If you properly complete the accompanying proxy card, and return it in the envelope provided, it will be voted in accordance with your instructions.

Any shares held for the account of a shareholder participating in the OMNOVA Solutions dividend reinvestment program for which a completed proxy is returned will be voted in accordance with the shareholder’s instructions.

Any shares held for the account of a participant in the OMNOVA Solutions Stock Fund of the Company’s Retirement Savings Plan will be voted by the Trustee for the plan in accordance with the confidential voting instructions provided by the participant on a completed proxy returned to The Bank of New York. If a participant does not return a completed proxy, the participant’s shares will be voted by the Trustee in accordance with instructions provided by the Benefits Management Committee for the plan.

Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

Your proxy may be revoked at any time before it is voted. You may change your vote after you send in your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the Annual Meeting, stating that you want to revoke your proxy.

•	Submitting another proxy to the Secretary of the Company that is received prior to the Annual Meeting that has a later date than the previously submitted proxy and that is properly signed.

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2009 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 11, 2008. The Company’s Compensation and Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if such suggestions are in writing, includes biographical data and a description of such nominee’s qualifications, is accompanied by the written consent of each such nominee, mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no sooner than November 10, 2008 and no later than December 10, 2008. Notice of any other proposal that a shareholder wants to have considered at the 2009 Annual Meeting must be provided to the Company no sooner than November 10, 2008 and no later than December 10, 2008, and be in accordance with the requirements set forth in the Company’s Code of Regulations.

The Company’s Code of Regulations includes additional requirements for all shareholder proposals. All proposals for inclusion in the Company’s proxy materials, notices of proposals, suggestions for nominees for election to the Company’s Board of Directors and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Meetings of the Board

The Company’s Board of Directors held six meetings during the 2007 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he or she served during the 2007 fiscal year. Each director is expected to attend the Annual Meeting of Shareholders. In 2007, all of the Company’s directors attended the Annual Meeting of Shareholders.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

Members of the Audit Committee are: Steven W. Percy, Chairman, David J. D’Antoni and Robert A. Stefanko. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

In performing its responsibilities the Committee will, among other things:

•	review and discuss the independent registered public accounting firm’s quality control;

•	review and discuss the independence of the independent registered public accounting firm;

•	review and discuss the audit plan and the conduct of the audit;

•	review and discuss the financial statements and disclosures;

•	review and discuss earnings press releases;

•	review and discuss internal audit plans and reports;

•	review and discuss the systems of internal controls;

•	review and discuss audit results;

•	review and discuss risk management policies;

•	obtain reports regarding conformity with legal requirements and the Company’s code of business conduct and ethics; and

•	review and discuss material contingent liabilities.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Audit Committee met eight times during fiscal year 2007. The Audit Committee Report is set forth beginning on page 50 of this Proxy Statement.

Compensation and Corporate Governance Committee

Members of the Compensation and Corporate Governance Committee are: David A. Daberko, Chairman, Edward P. Campbell, R. Byron Pipes and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards. The Committee has adopted a written charter, a current copy of which is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Compensation and Corporate Governance Committee’s responsibilities include:

•	establishing executive compensation policies and programs;

•	reviewing and approving executive officer compensation;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	administering compensation plans;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation;

•	developing, and recommending to the Board, Corporate Governance Guidelines and annually reviewing the appropriateness of and compliance with the guidelines;

•	assisting in succession planning;

•	reviewing possible conflicts of interest of Board members and executive officers; and

•	overseeing the Board’s annual evaluation process.

The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Compensation and Corporate Governance Committee, among other things, establish and periodically review the criteria for Board membership, identify new director candidates, evaluate incumbent directors and make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees. If the Committee determines that it is advisable to recruit a new director, the Committee initiates the search, working with other directors, management, and, if it deems it appropriate or necessary, a third-party search firm retained to assist it in identifying potential new director candidates.

The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors in 2009 if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions Inc., Attention: Secretary, and received by the Secretary no sooner than November 10, 2008 and no later than December 10, 2008. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•

have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•

have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that complement the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•

have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee presents its findings and recommendation to the full Board of Directors for approval.

The Compensation and Corporate Governance Committee met six times during fiscal year 2007. The report of the Compensation and Corporate Governance Committee is set forth on page 32 of this Proxy Statement.

Executive Committee

During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise, under the control and direction of the Board, all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet during fiscal year 2007. Members of the Executive Committee are: Kevin M. McMullen, Chairman, David A. Daberko and R. Byron Pipes.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines and performance against these guidelines is reviewed annually by the Compensation and Corporate Governance Committee, including a determination whether any changes are appropriate in response to regulatory requirements, best practices or other developments. The OMNOVA Solutions Corporate Governance Guidelines are available on our website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Code of Ethics

Each of our officers, employees and directors is required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business be conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and confidential information, and require strict adherence to laws and regulations applicable to OMNOVA’s business. The OMNOVA Solutions Business Conduct Policies are available on our website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Executive Sessions

The non-management directors meet in executive session without members of management present at least two times each year. The Chairman of the Compensation and Corporate Governance Committee presides at these executive sessions.

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA other than as a director. As permitted by the listing standards, the Board of Directors has adopted categorical standards to assist it in determining whether its members have such a material relationship with the Company. These standards provide that the following relationships are deemed to be immaterial and would not, in and of themselves, impair a director’s independence:

•

a director is an executive officer or employee (or an immediate family member of a director is an executive officer) of a company that makes payments to, or receives payments from OMNOVA or any of its subsidiaries, for property or services in an amount which, in any single fiscal year of the Company, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

a director serves as an executive officer of a charitable organization and OMNOVA’s charitable contributions to that organization (excluding the amount of any matching contributions under the Company’s matching gifts program) in any fiscal year of the Company are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of its members considering these standards and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA and has determined that none of the seven current nonemployee directors, nor the new nominee for director, Mr. Merriman, nor Diane E. McGarry, who served as a director from 1999 until her retirement in September 2007, has a material relationship with the Company and that each such director is independent in accordance with the listing standards of the New York Stock Exchange.

Certain Relationships and Related Transactions

There were no transactions between the Company and its officers, directors, nominees for director, or greater than 5% shareholders, or any immediate family member of an officer, director, nominee or greater than 5% shareholder, either during fiscal year 2007 or up to the date of this proxy statement in which the amount involved exceeded $120,000. The Company’s Business Conduct Policies, which applies to all employees and members of the Company’s Board of Directors, requires employees and directors to avoid conflicts of interest. The policy defines a conflict of interest as any situation where an individual’s personal interests may conflict with the Company’s interests, and emphasizes the duty that each employee and director has to make business decisions solely in the best interests of the Company. Any transaction with a director or officer of the Company is reviewed by the Compensation and Corporate Governance Committee to prevent, minimize or eliminate possible conflicts of interest.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for election this year are Edward P. Campbell, Michael J. Merriman and William R. Seelbach. Mr. Campbell and Mr. Seelbach currently serve as directors and have agreed to stand for re-election. Mr. Merriman is a new nominee and has agreed to stand for election as a director at the 2008 Annual Meeting of Shareholders. Mr. Merriman has been nominated to fill the seat on the Board currently held by David A. Daberko, who will retire at the 2008 Annual Meeting of Shareholders. Mr. Merriman was identified as a potential director candidate by one of our nonemployee directors. After a series of personal interviews by the Chairman of the Board and the members of a special committee of the Board of Directors established for the purpose of evaluating potential new director candidates, a thorough review by the Compensation and Corporate Governance Committee of the nominee’s qualifications and other relevant characteristics, and a background and reference check, the Compensation and Corporate Governance Committee recommended to the Board of Directors that Mr. Merriman be nominated for election as a director at the 2008 Annual Meeting of Shareholders. Biographical information on each of the nominees is set forth on the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees. The three nominees receiving the greatest number of votes will be elected.

A quorum, consisting of a majority of the voting power of the Company, whether in person or by proxy, is required to conduct the business of the Annual Meeting. Proxies containing abstentions and non-votes are counted as present for purposes of determining whether a quorum is present at the meeting.

Directors are elected by a plurality of the votes cast (i.e., the nominees receiving the greatest number of votes will be elected). Each shareholder is entitled to vote his or her shares for three nominees. He or she may not, however, cumulate his or her shares in voting for director nominees, as explained on page 53 of this Proxy Statement under the caption “Other Information — Cumulative Voting.” What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than three nominees.

Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee. It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise on your proxy card.

BOARD OF DIRECTORS

The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. Currently, there are eight directors.

Set forth on the following pages is biographical information on the nominees for election and the other continuing directors with unexpired terms of office. All information is given as of January 28, 2008, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2011

Edward P. Campbell

Term:	Expires in 2008; Director since October 1999

Recent Business Experience:

Mr. Campbell was named Chairman, President and Chief Executive Officer of Nordson Corporation, Westlake, Ohio (an international manufacturer of industrial application equipment) on January 2, 2008. Prior to that, he was Chairman and Chief Executive Officer since March 2004, and from November 1997 to March 2004 was President and Chief Executive Officer.

Other Directorships:	Nordson Corporation, Westlake, Ohio and KeyCorp, Cleveland, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	58

Michael J. Merriman

Term:	New nominee for Director in 2008

Recent Business Experience:

Mr. Merriman has been a business consultant for Product Launch Ventures, LLC (a company which he founded in 2004 to pursue consumer product opportunities and provide business advisory services) since November 2007. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation (a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions) from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc. (a publicly traded manufacturer of a full line of cleaning products for home and commercial use). In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Other Directorships:	American Greetings Corporation, Cleveland, Ohio and RC2 Corporation, Oak Brook, Illinois

Age:	51

William R. Seelbach

Term:	Expires in 2008; Director since April 2002

Recent Business Experience:

Mr. Seelbach has been an Operating Executive of the Riverside Company (a large private equity firm investing in premier companies at the smaller end of the middle market) since January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute (an organization that brings together collaborators from industry, universities, and federal laboratories to work together to build Ohio’s aerospace economy) from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Other Directorships:	Corrpro Companies, Inc., Medina, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	59

CONTINUING DIRECTORS

David J. D’Antoni

Term:	Expires in 2010; Director since November 2003

Recent Business Experience:

In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company), positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	63

Kevin M. McMullen

Term:	Expires in 2009; Director since March 2000

Recent Business Experience:

Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	47

Steven W. Percy

Term:	Expires in 2010; Director since October 1999

Recent Business Experience:

Mr. Percy was Senior Vice President — Refining, Marketing & Transportation of Phillips Petroleum, Bartlesville, Oklahoma (a petroleum extraction, refining and distribution company) from June 2000 to March 2001. Previously, Mr. Percy served as Chairman and Chief Executive Officer of BP America, Inc., from 1996 to March 1999, and as Executive Vice President of BP America and President of BP Oil in the United States from 1992 to 1996.

Other Directorships:	Non-Executive Chairman of Wavefront Energy and Environmental Services, Inc., Edmonton, Alberta, Canada, and Non-Executive Chairman of Losonoco Inc., London, England.

Committees:	Chairman of the Audit Committee of the OMNOVA Solutions Board.

Age:	61

R. Byron Pipes

Term:	Expires in 2009; Director since October 1999

Recent Business Experience:

Dr. Pipes has been the John L. Bray Distinguished Professor of Engineering at Purdue University, West Lafayette, Indiana, since September 2004. Prior to that, Dr. Pipes was the Goodyear Professor of Polymer Engineering at the University of Akron, Akron, Ohio, from December 2001 to August 2004. Previously, Dr. Pipes served as a Distinguished Visiting Scientist at the College of William and Mary, Williamsburg, Virginia from 1998 to 2001; Seventeenth President of Rensselaer Polytechnic Institute, Troy, New York from 1993 to 1998; and Provost of the University of Delaware from 1991 to 1993 and Dean of the College of Engineering from 1985 to 1993.

Committees:	Member of the Compensation and Corporate Governance and the Executive Committees of the OMNOVA Solutions Board.

Age:	66

Robert A. Stefanko

Term:	Expires in 2009; Director since May 2006

Recent Business Experience:

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President - Finance and Administration of A. Schulman, Inc. (an international supplier of plastic compounds and resins), positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President — Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Other Directorships:	The Davey Tree Expert Company, Kent, Ohio and Myers Industries Inc., Akron, Ohio.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	65

BENEFICIAL OWNERSHIP

The following tables set forth the beneficial ownership of the Company’s common stock by directors, nominees for director and executive officers of the Company as of January 28, 2008, as well as the name, address, number and percentage of shares owned by each person who, to the knowledge of the Company, was the beneficial owner of more than five percent of the 42,637,197 shares of the Company’s common stock outstanding as of January 28, 2008. Unless otherwise indicated, share ownership is direct

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock(2)
Edward P. Campbell	9,790		*
David A. Daberko	18,786	(3)	*
David J. D’Antoni	10,023	(3)	*
Steven W. Percy	18,118	(3)	*
Michael J. Merriman	0		*
R. Byron Pipes	5,590		*
William R. Seelbach	12,023	(3)	*
Robert A. Stefanko	1,513		*
Kevin M. McMullen	1,257,665	(3), (4)	2.9%
Michael E. Hicks	290,655	(3), (4)	*
James J. Hohman	250,896	(3), (4)	*
Robert H. Coleman	67,577	(3), (4)	*
James C. LeMay	236,177	(3), (4)	*
Directors and Officers as a group	2,288,013	(3), (4)	5.4%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by directors, nominees or the Named Executive Officers have been pledged as security.

(2)	Calculated using 42,637,197 shares as the number of outstanding shares.

(3)	Includes shares subject to stock options which may be exercised within 60 days of January 28, 2008 as follows: Mr. Daberko, 11,875 shares; Mr. D’Antoni, 5,000 shares; Mr. Percy, 15,000 shares; Mr. Seelbach, 10,000 shares; Mr. McMullen, 1,052,132 shares; Mr. Hicks, 199,559 shares; Mr. Hohman, 164,411 shares; Mr. Coleman, 22,500 shares; Mr. LeMay, 158,919 shares; and all directors and executive officers as a group, 1,701,396 shares.

(4)	Includes the approximate number of shares credited to the individual’s account as of January 28, 2008 under the OMNOVA Solutions Retirement Savings Plan.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock

The Baupost Group, LLC 10 St. James Avenue Suite 2000 Boston, MA 02116	6,060,045	(1)	14.2%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	4,198,622	(2)	9.8%

Heartland Advisors Inc. 789 N. Water St. Suite 500 Milwaukee, WI 53202	3,184,100	(3)	7.5%

Rutabaga Capital Management LLC 64 Broad Street - 3rd Floor Boston, MA 02109	2,302,700	(4)	5.4%

Putnam, LLC One Post Office Square Boston, MA 02109	2,267,818	(5)	5.3%

(1)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 13, 2007, The Baupost Group, LLC reported that, as of September 30, 2007, it had sole voting and dispositive power over 6,060,045 shares.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 13, 2007, GAMCO Investors, Inc., et al, reported that, as of September 30, 2007, Gabelli Funds, LLC had sole investment discretion and voting power over 1,318,000 shares, and GAMCO Asset Management Inc. had sole investment discretion over 2,880,622 shares, with respect to which GAMCO Asset Management Inc. held sole voting power over 2,835,622 shares, and held no voting power over 45,000 shares.

(3)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2007, Heartland Advisors, Inc. reported that, as of September 30, 2007, it had sole investment discretion over 3,184,100 shares, with respect to which it had sole voting power over 3,060,300 shares and no voting power over 123,800 shares.

(4)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 8, 2007, Rutabaga Capital Management reported that, as of September 30, 2007, it had sole voting and dispositive power over 2,302,700 shares.

(5)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 15, 2007, Putnam, LLC reported that, as of September 30, 2007, it shared investment discretion with its affiliate, The Putnam Advisory Company, LLC, over 900,694 shares, of which Putnam, LLC had sole voting power over 451,450 shares and no voting power over 449,244 shares; and that it shared investment discretion with its affiliate, Putnam Investment Management, LLC, over 1,367,124 shares, over which Putnam, LLC had no voting power.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of the Executive Compensation Program

The objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and overall performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

The design and administration of OMNOVA’s executive compensation program has been guided by the following principles:

•

an effective executive compensation program promotes the interests of OMNOVA’s shareholders by attracting, motivating and retaining individuals who will become personally accountable for the overall success of the Company and who, by their actions, will create shareholder value;

•	an effective executive compensation program must properly balance the focus on both short and long-term Company performance;

•	the Company’s executive compensation program must allow it to respond to changes in compensation for similar positions in the competitive marketplace; and

•	the Company’s executive compensation program must allow for the Board to exercise discretion from time to time, as warranted by unanticipated events or circumstances.

OMNOVA’s primary financial objective is to create long-term shareholder value through sustained profitable growth. Consequently, the incentive components of the executive compensation program have focused on four primary measures of performance: earnings per share, operating profit, average debt and cash flow. These metrics were chosen because they support the Company’s objective of achieving profitable growth and align the interests of the Company’s executives with the interests of the Company’s shareholders. These metrics require focus on new products, new markets, innovation, working capital management, effective use of capital investments, continuous improvement and waste reduction.

OMNOVA’s executive compensation program covers all compensation paid to the Company’s executive officers, including the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers identified in the 2007 Summary Compensation Table on page 33 of this Proxy Statement. The executive officers identified in the Summary Compensation Table are referred to in this report as the Named Executive Officers.

Administration, Oversight and Determination of Executive Compensation

Compensation and Corporate Governance Committee.

The Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors, which is referred to in this report as the Committee, consists of four directors. Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange, Inc. A written committee charter specifically describes the duties and responsibilities of the Committee with respect to the administration, oversight and determination of executive compensation. The duties and responsibilities of the Committee are discussed in more detail on pages 3 through 5 of this Proxy Statement under the caption “Board of Directors Meetings and Committees — Compensation and Corporate Governance Committee.”

In accordance with the duties and responsibilities set forth in the Committee’s charter, the Committee reviews and approves the total compensation of the Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay, incentive bonuses and other compensation for the other executive officers of the Company elected by the Board.

In fulfilling its responsibilities, the Committee may seek input, advice and recommendations from the Board of Directors, the executive officers and executive compensation consultants. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

The Board of Directors approves all incentive compensation and equity-based plans and reviews all material information relating to executive compensation matters approved by the Committee.

Executive Officers

Executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, the Chief Executive Officer sets annual individual performance goals for his direct reports, which include all of the Named Executive Officers (other than the Chief Executive Officer). The performance goals are designed to promote individual performance that advances the Company’s objectives and strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, the Chief Executive Officer conducts a final performance review for each of his direct reports. Based on these ongoing reviews, comparisons of the direct reports’ compensation to market, and, with respect to incentive compensation, the Company’s achievement of the plan’s objectives, the Chief Executive Officer recommends to the Committee base salary adjustments, annual incentive bonus awards and long-term incentive program awards for all executive officers other than himself. The annual incentive bonus awards and long-term incentive program awards are typically made in January of each year while base salary adjustments are typically approved in July of each year.

The Chief Executive Officer and the Vice President, Human Resources Administration; Assistant General Counsel & Secretary attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer.

The executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and attending to other executive compensation matters.

Compensation Consultants and Benchmarking

The Committee periodically reviews and evaluates the Company’s executive compensation program to verify that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. In late 2006, the Committee engaged Towers Perrin, an independent human resources and compensation consulting firm, to provide the Committee with a comprehensive review of base salaries, total cash compensation, long-term incentive compensation and total direct compensation for the Chief Executive Officer and the Company’s other executive officers. In January 2007, Towers Perrin provided the Committee with the results of its review and advised the Committee with respect to the effectiveness and competitiveness of OMNOVA’s executive compensation program. In conducting its review, Towers Perrin prepared a market study of total direct pay (salaries, annual bonus opportunities, actual and potential cash compensation, forms and opportunities associated with long-term incentive plans and total direct compensation) offered to executives of other industrial companies comparable in size (based on revenues) to OMNOVA. This study was based on recent surveys by leading human resources and compensation consultants, including Hay, Hewitt, Mercer, Towers Perrin and Watson Wyatt.

General Policies and Practices Related to Executive Compensation

Components of Executive Compensation

OMNOVA’s executive compensation program consists of four primary components — base salary, an annual incentive bonus, an opportunity to participate in the Long-Term Incentive Program and equity awards. The annual incentive bonus is referred to as the Executive Incentive Compensation Program, or EICP, while the Long Term Incentive Program is referred to as such, or as the LTIP. These four components of base salary, EICP opportunity, LTIP opportunity and equity awards provide a mix of cash and non-cash and short and long-term compensation. While each component individually is intended to meet a different objective, when combined these components are intended to focus the individual executive on high levels of sustained performance directed at key Company objectives.

In addition to these primary components, the Named Executive Officers also participate in numerous employee benefit programs generally available to all salaried employees and, in some cases, are entitled to certain perquisites by virtue of their position and job responsibilities.

The elements of OMNOVA’s executive compensation program are generally made available to all executive officers and the Committee makes executive compensation decisions on a consistent and equitable basis.

Allocation of Executive Compensation

As a guideline, the Committee will benchmark base salary, total cash and total direct compensation at the 50th percentile of market data for each of its executive officers. The Committee used the market study provided by Towers Perrin in January 2007 for this purpose as it considered establishing the 2007 EICP and LTIP opportunities for the Company’s executive officers in January 2007 and as it considered base salary adjustments and equity awards to the Company’s executive officers in July 2007. In addition, the Committee exercises judgment based on individual circumstances in its deliberations on compensation for executive officers and places great weight on individual job performance.

The Committee generally does not consider amounts realized from prior compensation in setting future levels of compensation to be paid to executive officers.

Executive officers have responsibilities that significantly influence overall business performance and thus have a greater proportion of their total compensation allocated to elements that are based on long-term and short-term corporate performance. The Company does not have any established policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements and cash and non-cash elements. In practice, however, the Committee has taken the following approaches.

Allocation between short-term and long-term elements.      As stated above, as a guideline the Committee benchmarks each executive officer’s base salary, total cash and total direct compensation at approximately the 50th percentile of market for his or her position. In valuing the annual and long-term incentive compensation as compared to market, the Committee typically assumes a payout at target. In valuing equity awards, the Committee uses a current 30-day average stock price. In practice, annual compensation, consisting of base salary and EICP (assuming a payout at target), comprises approximately two-thirds of each executive officer’s total compensation while long-term compensation comprises the remaining one-third.

Allocation between cash and non-cash elements.    Annual compensation is paid in cash. Long-term compensation includes both LTIP and equity awards. In recent years, equity awards have consisted of restricted stock grants, which vest in full after 3 years of continuous employment with the Company. The 2007 – 2008 LTIP and the 2008 – 2009 LTIP include both the opportunity for a cash payout and the opportunity to earn performance shares, while the 2006-2007 LTIP included a cash payout opportunity only.

Beginning with the 2007 – 2008 LTIP, the Committee allocated 70% of the opportunity to cash and the remaining 30% of the opportunity to performance shares. Each performance share represents the right to earn one share of the Company’s common stock upon attainment of performance objectives. The allocation to performance shares is intended to provide performance-based equity compensation which will strengthen the alignment of the executives with the interests of the Company’s shareholders in growing the Company’s share price.

Accounting and Tax Considerations

The Company continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting executive compensation, including, for example, Section 409A regarding deferred compensation and Section 162(m) regarding deductibility of executive compensation. Section 162(m) sets a limit of $1,000,000 on the amount that the Company can deduct for compensation paid to each of the Chief Executive Officer and the four other most highly compensated executive officers. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). While compensation paid under the EICP and LTIP is performance-based, it does not qualify for the deductibility exception for performance-based compensation and is subject to the Section 162(m) limitation on deductibility because the Company has not sought shareholder approval for these plans. Historically, the limitations of Section 162(m) have not impacted the Company because no executive’s compensation exceeded the $1 million limitation of 162(m). However, in the last few years, Mr. McMullen’s compensation has exceeded the $1 million limitation of Section 162(m). Accordingly, the Committee intends to evaluate going forward alternatives for structuring its executive compensation program to maximize the deductibility of executive compensation pursuant to Section 162(m).

Policies and Practices Related to Performance-Based Compensation

The Committee allocates a significant portion of targeted total direct compensation for executive officers to annual cash incentive compensation under the EICP and long-term incentive compensation under the LTIP. The opportunity to earn each of these elements of compensation is directly tied to earnings per share, operating profit, and average debt or cash flow and generally provides a return to the executive officer only if the Company meets certain financial performance goals. A significant portion of the targeted total direct compensation for the executive officers is, therefore, “at risk” and can fluctuate significantly from year to year based on the Company’s financial performance. The Committee uses performance-based elements to align the financial interests of the Company’s executive officers and its shareholders.

At the beginning of the applicable performance period, the Committee establishes the performance goals and the payment amount or formula for determining the payout upon achieving those goals. At the end of the period, the Committee determines whether or not the goals were achieved, considers any other relevant factors and determines, on this basis, the final payment amounts. The Committee reviews and evaluates the performance measures annually to ensure that they remain consistent with the objectives of the executive compensation program and the Company’s key objectives.

Committee Discretion.

The Committee establishes performance goals for both the EICP and the LTIP in January of each year, based primarily on the Company’s Annual Operating Plan. Once those performance goals have been established, the Committee generally does not modify those performance goals. The Committee retains the discretion, however, following the completion of the relevant performance period, to increase or decrease the payout under either the EICP or the LTIP if appropriate to account for unexpected events or circumstances that positively or negatively impact results against the established performance goals. Historically, the Committee has generally not exercised this discretion and has awarded payouts in line with achieved performance.

For the 2007 fiscal year, however, the Committee chose to exercise this discretion to award Mr. Hohman a payout of 30% of his maximum bonus opportunity, despite operating profit performance which fell below the established threshold. This payout represents the amount Mr. Hohman would have received based on the Company’s performance on the corporate metrics and the Performance Chemicals segment’s achievement of 100% of its cash flow metric, had segment operating profit not been required to be achieved at threshold in order for any segment payout to be earned. As discussed in more detail below, the Committee made this decision because the Performance Chemicals business in 2007 was impacted by external forces, unforeseen not only by the Company but by industry experts, that had an extreme negative impact on Performance Chemicals’ operating profit results despite otherwise positive performance by management.

Elements of Executive Compensation

OMNOVA’s executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to recruit, retain and motivate the Company’s executive officers and contribute to achieving the Company’s objectives.

Base Salaries

Each of the Named Executive Officers receives an annual base salary, paid biweekly. Base salaries are established based upon competitive market requirements and the individual’s experience, expertise, level of responsibility, leadership, advancement potential, individual accomplishment and other significant contributions to the enhancement of shareholder value.

Each July it has been the Company’s practice to present to the Committee for consideration base salary adjustments for each of the Named Executive Officers to take effect in August. Mr. McMullen recommends to the Committee a base salary adjustment for each of the Named Executive Officers (other than himself) based on his evaluation of each Named Executive Officer’s performance, the market competitiveness of his pay and taking into account the annual budget for salary merit increases which has been approved for all salaried employees across the Company. The Committee develops its own recommendation for Mr. McMullen’s base salary adjustment based on its evaluation of his performance, the market competitiveness of his pay and taking into account the annual budget for salary merit increases across the Company. The Committee used the market study provided by Towers Perrin in January 2007 to benchmark the market competitiveness of each Named Executive Officer’s base salary. In determining whether an executive’s base salary is market competitive, the Committee generally considers base salary at the 50th percentile to be market competitive.

During fiscal year 2007, the Named Executive Officers received the base salaries included in the “Salary” column of the 2007 Summary Compensation Table on page 33 of this Proxy Statement. Those amounts reflect the following percentage increases in base salaries of the Named Executive Officers effective in August 2007:

Named Executive Officer	% Increase in Base Salary	Base Salary Effective August 2007
Kevin M. McMullen	3.2%	$655,000
Michael E. Hicks	3.5%	$300,000
James J. Hohman	3.5%	$293,800
Robert H. Coleman	3.0%	$254,500
James C. LeMay*	3.0%	$273,000

*	Mr. LeMay also received a percentage increase of 5.9% in May 2007 as a bring-in-line adjustment because his base salary was determined to be below market for his dual responsibilities as Senior Vice President, Business Development and General Counsel for the Company.

Annual Incentive Opportunity

The primary purpose of the Company’s Executive Incentive Compensation Program, or EICP, is to reward employees for achievement of specific Company objectives. These performance objectives for the Company and each business unit are derived from the annual operating plan, assigned a weighting and approved by the Committee at the beginning of each fiscal year.

A significant portion of each Named Executive Officer’s total compensation is allocated to the EICP opportunity, which is generally dependent on achieving these pre-determined Company or business unit performance objectives. Each of the relevant performance objectives has specific levels of performance identified which, if achieved, would earn a payout at threshold, target or maximum opportunity for the Named Executive Officers. The Committee assigns a specific weighting to each performance objective, which reflects the level of strategic priority attributed to the objectives.

The level of incentive opportunity for each Named Executive Officer is reviewed and approved annually by the Committee in January. In setting the level of incentive opportunity for each Named Executive Officer, the Committee used the market study provided by Towers Perrin in January 2007 to determine whether the opportunity provided was market competitive. As with base salary, the Committee generally considers incentive opportunity (assuming a payout at target) at the 50th percentile to be market competitive.

2007 EICP.    For 2007, each of the Named Executive Officers had a maximum bonus opportunity of 100% of base salary, other than Mr. McMullen whose maximum bonus opportunity was equal to 125% of his base salary. Performance at threshold, target and maximum would yield a payout of 25%, 75% and 100%, respectively, of the maximum opportunity. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

In fiscal 2007, the performance objectives for corporate participants included earnings per share from continuing operations and average debt objectives, while the objectives for business unit participants also included segment operating profit and segment cash flow. In order to earn any payout under the EICP, the Company must achieve threshold performance on its earnings per share objective and each business unit must also achieve threshold on its segment operating profit objective. These metrics were weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks and Mr. LeMay:

Corporate Performance
EPS	Avg. Debt
75%	25%

For Mr. Hohman and Mr. Coleman:

Business Unit Performance		Corporate Performance
70%		30%

Segment Operating Profit	Segment Cash Flow
75%	25%

The threshold, target and maximum performance objectives for each of these metrics, which were approved by the Committee in January 2007, were as follows:

			Business Unit Metrics
	Corporate Metrics		Segment Operating Profit		Segment Cash Flow
	EPS	Avg. Debt(1)	Decorative Products	Performance Chemicals	Decorative Products		Performance Chemicals
Threshold	$.10	$147.5M	$9.0M	$27.0M	$(6.0	)M	$5.2M
Target	$.30	$139.3M	$15.0M	$33.0M	$(4.1	)M	$7.1M
Maximum	$.40	$135.0M	$18.0M	$36.0M	$(3.1	)M	$8.1M

(1)	As discussed below, average debt for purposes of the corporate metric is defined as average daily net debt for the fiscal year.

As noted above, earnings per share, operating profit, average debt and cash flow have been used as the performance objectives under the EICP for several years because the Company believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. Rewarding executives for achievement on these metrics, then, aligns the interests of the Company’s executives with the interests of its shareholders. These metrics require focus on new products, new markets, innovation, working capital management, effective use of capital, continuous improvement and waste reduction.

In January 2008, payouts earned under the EICP for the 2007 fiscal year were calculated based on the Company’s and each business unit’s performance against the performance objectives set forth above and presented to the Committee for approval. Actual 2007 performance results were as follows:

Business Unit Metrics
Corporate Metrics		Segment Operating Profit		Segment Cash Flow
EPS	Ave. Debt	Decorative Products	Performance Chemicals	Decorative Products	Performance Chemicals
$.17	$144.3M	$10.2M	$23.1M	$(2.8)M	$12.9M

In assessing the Company’s performance against planned objectives the Committee may exclude unusual gains or losses related to unanticipated events or occurrences or unplanned management actions because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. The Company’s 2007 earnings per share of $.17, as stated above, excludes certain non-operating items, including, among other items, approximately $12.4M in costs related to calling the Company’s $165 million 11 1/4% senior secured notes in May 2007, approximately $1.0M in restructuring and severance costs and a gain of approximately $.7M on the sale of an administration building in Chester, South Carolina.

The corporate metric of average debt is defined as average daily net debt for the fiscal year which is calculated by computing for each month the Company’s average daily debt for that month and deducting the month-end cash balance to arrive at the average daily net debt for the month. At the end of the fiscal year, the average daily net debt for each month is then added together and divided by 12 to arrive at the average daily net debt for the fiscal year.

For the business unit metrics, segment operating profit for each business unit is the segment operating profit reported in accordance with SFAS No. 131 in the footnote to the Company’s financial statements for the fiscal year ended November 30, 2007, excluding certain unusual gains or losses related to unplanned or unanticipated events or occurrences or unplanned management actions, including long-term actions taken outside the Annual Operating Plan. For 2007 these items included, among other items, approximately $.7M in restructuring and severance costs and a gain of approximately $.7M on the sale of the Chester, South Carolina administration building.

Segment cash flow is defined as the 13-month average cash flow for each business unit and is calculated as follows:

(net income + change in working capital + depreciation and amortization) - capital expenditures = segment cash flow

Cash flow is calculated for each business unit at the end of each month. At the end of the fiscal year, the segment cash flow for the previous 13 months is then added together and divided by 13 to arrive at the 13-month average cash flow for the business unit.

Applying the foregoing calculations, the Company achieved 42.5% of its EPS objective and 44.5% of its average debt objective under the 2007 EICP, for a weighted payout on the corporate metrics of 43.0% of maximum. The Decorative Products segment achieved 41% of its segment operating profit objective and 100% of its segment cash flow objective, for a weighted payout when combined with the performance on the corporate metrics of 49.0% of maximum.

The Performance Chemicals segment failed to achieve threshold on its segment operating profit objective. Accordingly, while the segment achieved 100% of its segment cash flow objective, no payout was earned on this objective as operating profit must be achieved at threshold in order for the cash flow objective to payout. Since the corporate performance metrics comprise 30% of the Performance Chemicals metrics, the weighted payout achieved for Performance Chemicals was 12.9% of maximum.

The Committee considered the calculated payouts for each of the Named Executive Officers and, with respect to Mr. Hohman, Vice President; President, Performance Chemicals, also considered the fact that raw material prices increased $22.2M in fiscal 2007 versus fiscal 2006, that carpet markets were down 11% and paper markets were down 7% in fiscal 2007 versus fiscal 2006 and remained down throughout the year, all circumstances which had not been foreseen by either management or industry experts when the Company’s annual operating plan, from which the EICP objectives were derived, was set in November 2006. At the same time, the Performance Chemicals segment increased sales by 8% year over year, won significant new business, increased its market share in many product lines, improved its productivity levels as measured in conversion costs per pound and significantly improved its inventory turnover. In light of the disproportionate effect that the unforeseen external factors had on segment operating profit for the Performance Chemicals business in fiscal 2007, the Committee determined that it would be appropriate to award a payout of 30.4% of maximum to Mr. Hohman and other Performance Chemicals managers participating in the EICP for fiscal 2007, essentially awarding the payout that would have been earned if segment operating profit had not been required to be achieved at threshold in order for payouts on any other business unit metrics to be earned.

The payouts awarded by the Committee to each of the Named Executive Officers under the 2007 EICP are included in the 2007 Summary Compensation Table on page 33 of this Proxy Statement and are as follows:

Named Executive Officer	EICP Payout
Kevin M. McMullen	$352,063
Michael E. Hicks	$129,000
James J. Hohman	$89,318
Robert H. Coleman	$124,680
James C. LeMay	$117,390

2008 EICP.    In January 2008, the Committee established the 2008 Executive Incentive Compensation Program with a maximum bonus opportunity of 100% of base salary for each of the Named Executive Officers, other than Mr. McMullen whose maximum bonus opportunity was equal to 125% of his base salary. Performance at threshold, target and maximum would yield a payout of 25%, 75% and 100%, respectively, of the maximum opportunity. Payouts are interpolated for performance falling in between the established threshold and target or target and maximum performance objectives.

The Committee also approved the performance objectives under the 2008 EICP. For corporate participants, the performance objectives will include earnings per share from continuing operations and average debt objectives. For business unit participants, objectives will also include segment operating profit and segment cash flow. For 2008, these metrics will be weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks and Mr. LeMay:

Corporate Performance
EPS	Avg. Debt
75%	25%

For Mr. Hohman and Mr. Coleman:

Business Unit Performance		Corporate Performance
70%		30%

Segment Operating Profit	Segment Cash Flow
75%	25%

As previously noted, the Company has used earnings per share, operating profit, average debt and cash flow under the EICP for several years because the Company believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth.

Long-Term Incentive Program

Participation in the Company’s Long-Term Incentive Program is limited to the Company’s executive officers and business unit presidents. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Long Term Incentive Program encourages long-term focus on shareholder value and is directly and materially linked to performance that the Company believes will create long-term shareholder value. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

2006 – 2007 LTIP.    For the 2006 – 2007 performance period, the performance measure was defined as cumulative earnings per share from continuing operations over the two-year cycle. In January 2006, the Committee approved the following threshold, target and maximum performance objectives under the 2006 – 2007 LTIP:

	Threshold		Target	Maximum
Cumulative EPS	-$	.15	$.30	$.65

The level of long-term incentive opportunity available to each Named Executive Officer is also reviewed and approved annually by the Committee in January. In setting the level of incentive opportunity for each Named Executive Officer, the Committee considered the aggregate value of the long-term incentives (including LTIP and restricted stock grants) available to the Named Executive Officers, comparing that amount to the market study provided by Towers Perrin in January 2007 to determine whether the long-term incentives provided were market competitive. As previously noted, the Committee generally considers compensation at the 50th percentile to be market competitive.

For the 2006 – 2007 Long Term Incentive Program, the Committee approved the following levels of long-term incentive opportunities for the Named Executive Officers contingent upon the Company achieving its cumulative earnings per share from continuing operations objective at the threshold, target or maximum as indicated in the prior table. The long term incentive opportunity is expressed as a percentage of the average base and EICP bonus earned by the Named Executive Officer over the two-year performance period.

	Threshold	Target	Maximum
Kevin M. McMullen	15%	30%	60%
Michael E. Hicks	10%	20%	40%
James J. Hohman	10%	20%	40%
Robert H. Coleman	10%	20%	40%
James C. LeMay	10%	20%	40%

In January 2008, the Company’s cumulative earnings per share over the two year performance period and the resulting payouts earned under the 2006 – 2007 LTIP were calculated and presented to the Committee for approval. In assessing the Company’s performance against planned objectives the Committee may exclude unusual gains or losses related to unanticipated events or occurrences or unplanned management actions because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. Actual cumulative EPS for the 2006 – 2007 performance period was $.32, which excludes certain non-operating items, including for 2007, among other items, approximately $12.4M in refinancing costs related to calling the Company’s $165 million 11 1/4% senior secured notes in May 2007, approximately $1.0M in restructuring and severance costs and a gain of approximately $.7M on the sale of an administration building in Chester, South Carolina. Non-operating items excluded from the 2006 EPS calculation included, among other items, restructuring and severance costs of approximately $1.2M, asset impairment charges of approximately $1.2M and a gain on the sale of the Building Products business of approximately $18.2M.

With a cumulative EPS of $.32 over the two-year 2006 – 2007 performance period, the Company’s performance fell between target and maximum under the 2006 – 2007 LTIP. Accordingly, the Committee approved the payouts to the Named Executive Officers set forth below, which are also included in the 2007 Summary Compensation Table on page 33 of this Proxy Statement. These payouts are equal to 31.7% of 2006 – 2007 average base and bonus for Mr. McMullen and 21.1% of 2006 – 2007 average base and bonus for the other Named Executive Officers:

2006 –2007 LTIP Payout
Kevin M. McMullen	$361,512
Michael E. Hicks	$100,204
James J. Hohman	$88,340
Robert H. Coleman	$89,766
James C. LeMay	$87,935

2007 – 2008 LTIP.      In January 2007, the Committee approved the 2007 – 2008 LTIP, including the performance objectives, participants and incentive opportunities available. Once again, the performance measure was defined as cumulative earnings per share from continuing operations over the two-year 2007 – 2008 cycle and each of the Named Executive Officers was approved as an eligible participant, with each of the Named Executive Officers except Mr. McMullen having the same level of incentive opportunity as under the 2006 – 2007 LTIP. Mr. McMullen has a threshold, target and maximum long-term incentive opportunity equal to 20%, 40% and 75%, respectively, of his 2007 – 2008 average base and EICP bonus paid. The Committee made the decision to increase Mr. McMullen’s long-term incentive opportunity after reviewing market data because they believed that Mr. McMullen’s previous long-term incentive opportunity was not competitive.

Unlike the 2006 – 2007 LTIP, which had provided the Named Executive Officers the opportunity to earn a cash payout if the specified performance measures were achieved, under the 2007 – 2008 LTIP the Committee allocated 70% of the opportunity under the program to cash and the remaining 30% of the opportunity to performance shares. Each performance share represents the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives, as defined in the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. The Committee allocated a portion of the opportunity under the LTIP to performance shares to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. The Committee retains the right, however, to settle any performance shares earned in cash rather than stock, by paying the Named Executive Officers an amount equal to the number of performance shares earned multiplied by the trailing 200-day average closing price per share of OMNOVA common stock, determined as of the first business day following the end of the performance period.

The long-term incentive opportunities established for each of the Named Executive Officers under the 2007 – 2008 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	14,531	28%	29,063	52.5%	54,492
Michael E. Hicks	7%	2,991	14%	5,982	28%	11,965
James J. Hohman	7%	2,929	14%	5,858	28%	11,716
Robert H. Coleman	7%	2,550	14%	5,099	28%	10,198
James C. LeMay	7%	2,582	14%	5,163	28%	10,326

The cash payout opportunity is expressed as a percentage of the average base and EICP bonus earned by the Named Executive Officer over the two-year performance period. Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

The Committee determined the number of performance shares available at the threshold, target and maximum performance levels by calculating the cash payout at each performance level assuming an opportunity of 10%, 20% or 40% for each of the Named Executive Officers other than Mr. McMullen, and 20%, 40% or 75% for Mr. McMullen, for threshold, target or maximum performance. The Committee assumed annual 3% salary increases and target payout under the EICP in order to calculate each executive’s projected average base and bonus paid over the 2007 – 2008 performance period. Once a total cash payout opportunity had been calculated, the Committee calculated 30% of this opportunity and then divided that amount by the trailing 200-day average closing price per share determined as of the day the Committee approved the 2007 – 2008 LTIP, to arrive at a number of performance shares for each performance level that would equate to approximately 30% of the cash value of the total long-term incentive opportunity.

If in January 2009, when the Committee evaluates the Company’s performance against the established objectives of the 2007 – 2008 LTIP, the aggregate EICP payout to a Named Executive Officer for the 2007-2008 performance period exceeded target or fell below target, then the Committee will increase or decrease the cash payout under the LTIP, as appropriate, to ensure that the entire incentive opportunity under the LTIP continues to equal 10%, 20% or 40% for each of the Named Executive Officers other than Mr. McMullen, and 20%, 40% or 75% for Mr. McMullen, at threshold, target or maximum performance.

2008 – 2009 LTIP.      In January 2008, the Committee approved a new two-year long-term incentive program for the 2008-2009 performance period, including the performance objectives, participants and incentive opportunities available. The performance measures were defined as cumulative earnings per share from continuing operations and business unit growth over the two-year 2008 – 2009 cycle. Cumulative EPS is weighted at 80% under the 2008 – 2009 LTIP while the business unit growth objective is weighted at 20%. The Committee decided to add a business unit growth objective in order to add a top line growth metric to its executive compensation program while maintaining the primary focus on profitable growth.

Each of the Named Executive Officers was approved as an eligible participant. As under the 2007 – 2008 LTIP, Mr. McMullen has the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 75% at maximum performance, while the other Named Executive Officers have the opportunity to earn a long term incentive payout equal to 10% at threshold, 20% at target and 40% at maximum performance.

As under the 2007 – 2008 LTIP, the Committee determined to allocate 70% of the opportunity under the 2008 – 2009 LTIP to cash and the remaining 30% of the opportunity to performance shares, and retained the right to settle any performance shares earned in cash. The long term incentive opportunities established for each of the Named Executive Officers under the 2008 – 2009 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	14,824	28%	29,648	52.5%	55,590
Michael E. Hicks	7%	3,066	14%	6,133	28%	12,265
James J. Hohman	7%	3,003	14%	6,006	28%	12,012
Robert H. Coleman	7%	2,601	14%	5,202	28%	10,405
James C. LeMay	7%	2,790	14%	5,581	28%	11,161

The cash payout opportunity is expressed as a percentage of the average base and EICP bonus earned by the Named Executive Officer over the two-year performance period. Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

The Committee determined the number of performance shares available at the threshold, target and maximum performance levels in the same manner as described above for the 2007-2008 LTIP, by calculating the cash payout for each Named Executive Officer at each performance level, assuming annual 3% salary increases and target payout under the EICP, then calculating 30% of this opportunity and dividing that amount by the trailing 200-day average closing price per share on the date the 2008 – 2009 LTIP was approved to arrive at a number of performance shares for each performance level.

If in January 2010, when the Committee evaluates the Company’s performance against the established objectives of the 2008 – 2009 LTIP, the aggregate EICP payouts to a Named Executive Officer for the 2008-2009 performance period exceeded target or fell below target, then the Committee will increase or decrease the cash payout under the LTIP, as appropriate, to ensure that the entire incentive opportunity under the LTIP continues to equal 10%, 20% or 40% for each of the Named Executive Officers other than Mr. McMullen, and 20%, 40% or 75% for Mr. McMullen, at threshold, target or maximum performance.

Equity Awards

Equity compensation is an important element of the Company’s executive compensation program. Equity-based plans such as stock options and restricted stock provide a direct link between the interests of the Company’s executives and the Company’s shareholders. In recent years, equity awards to the Company’s Named Executive Officers have consisted primarily of restricted stock awards.

The Committee considers equity awards on an annual basis, typically in July, in conjunction with the Company’s annual salary merit increase. The July meeting is the first meeting following, and typically occurs just a few weeks after, the Company announces its second quarter earnings. This meeting is scheduled at least one year in advance. Equity awards may also be granted at other meetings of the Committee to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during the year or in recognition of special accomplishments. The Committee does not grant equity awards to executive officers in anticipation of the release of earnings announcements or other material non-public information likely to result in changes to the price of our common stock

In July 2007, the Committee granted restricted stock to the Named Executive Officers and certain other employees in positions that have the ability to significantly impact the Company’s performance. The Committee believes these awards are key to retaining talent critical to the Company’s success while at the same time providing compensation that aligns the executives’ interests with the interests of the Company’s shareholders. The size of the restricted stock grants awarded to these employees was based on a percentage of base salary and tied to the level of the employee’s position. With respect to the Named Executive Officers, Mr. McMullen recommended to the Committee a restricted stock award for each executive. The size of the recommended award for each Named Executive Officer was determined by calculating approximately 25% of the executive’s base salary and dividing it by a current 30-day average stock price and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. With respect to Mr. McMullen’s restricted stock award, the Committee determined the award based on their evaluation of his individual performance, market comparisons and retention risk.

In determining the amount of restricted shares to be awarded each Named Executive Officer, the Committee also considered the aggregate value of the long-term incentives available to the Named Executive Officers under the most recent LTIP, comparing that amount to market to determine whether the long-term incentives (including LTIP and restricted stock awards) provided were market competitive. As previously noted, the Committee generally considers compensation at the 50th percentile to be market competitive.

The shares of restricted stock awarded in July 2007 will vest on the third anniversary of the grant date, thus also providing a retention incentive for the executives to whom the shares are awarded. The agreements pursuant to which these restricted shares were awarded provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares and to receive all dividends and other distributions, if any, paid with respect to the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers in July 2007:

Named Executive Officer	Restricted Stock Award (#)	Grant Date Fair Value ($)
Kevin M. McMullen	75,000	$462,750
Michael E. Hicks	15,000	$92,550
James J. Hohman	17,000	$104,890
Robert H. Coleman	14,000	$86,380
James C. LeMay	14,000	$86,380

The Restricted Stock awards shown in this table are also included in the 2007 Grants of Plan-Based Awards Table on page 35 of this Proxy Statement. The “Stock Awards” column of the 2007 Summary Compensation Table on page 33 includes the Financial Accounting Standards Board Statement No. 123(R) expense that we recognized for these awards in fiscal year 2007.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs generally available to salaried employees. These benefits include health and welfare benefits as well as retirement benefits. In addition to benefits available generally to all salaried employees, the Company also maintains excess benefit plans which restore the pension and retirement savings plan benefits which would otherwise be lost as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and retirement savings plans. The Named Executive Officers are also eligible to receive certain other perquisites available only to the Company’s executive officers. These various employee benefits are provided as one element of the Company’s executive compensation program to ensure that the program remains sufficiently competitive to attract, retain and motivate highly qualified executive officers and other employees.

Health and Welfare Benefits.    The Named Executive Officers participated in various health and welfare benefit programs generally available to all salaried employees during fiscal year 2007, including medical, dental and company provided life insurance. Company provided life insurance for each of the Named Executive Officers includes a $100,000 term life policy. Mr. McMullen also has an individual life insurance policy in the amount of $4 million for which the Company pays the premiums pursuant to the terms of his Employment Agreement.

The Named Executive Officers also participated in the Supplemental Long-Term Disability Plan, which is referred to in this report as the Supplemental LTD plan. The Supplemental LTD plan is available to all salaried employees participating in the Company’s Executive Incentive Compensation Program, which includes approximately 50 employees, including the Named Executive Officers. The Supplemental LTD plan is intended to replace a reasonable amount of an executive officer’s income upon disability. In order to achieve the intended benefits of the plan, participating executives must elect to participate in the long-term disability program offered to all salaried employees at the highest level of income replacement of 66 2 /3%. This is an insured program paid for entirely by employees electing to participate. Because of limitations on the income that will be considered and payments which will be made from the underlying plan, highly compensated employees will not receive income replacement of 66 2/3% despite electing that level of coverage. The Supplemental LTD plan acts as a supplement to the underlying plan by making up the difference between the benefits provided by the underlying plan and the amount of benefits equal to two-thirds of the employee’s base salary plus annual incentive bonus paid during the year prior to the qualifying disability, up to a maximum of $7,500 per month. There is no additional cost to eligible employees to participate in the Supplemental LTD plan.

Retirement Benefits.    The Named Executive Officers participate in the following tax-qualified retirement benefit plans:

•	The OMNOVA Solutions Inc. Consolidated Pension Plan, which is referred to in this report as the Pension Plan; and

•	The OMNOVA Solutions Inc. Retirement Savings Plan, which is referred to in this report as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which all full-time U.S. based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Salaried and non-union hourly employees hired on or after December 1, 2004 are not eligible to participate in the Pension Plan. Each of the Named Executive Officers is a participant in and continues to accrue benefits under the Pension Plan. The Pension Plan includes several formulas for the determination of benefits and requires that the formula providing the highest benefit be utilized to determine an individual employee’s actual benefit. For more information about the terms of this plan and the Named Executive Officers’ accrued benefits, see the 2007 Pension Benefits Table and the accompanying narrative on page 39 of this Proxy Statement.

The Retirement Savings Plan is a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which all full-time U.S. based employees are eligible to participate, including the Named Executive Officers. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Salaried participants receive a matching contribution of 50% on the first 6% of pay contributed. Non-union hourly participants receive a matching contribution of 100% on the first 3% of pay contributed and 50% on the next 3% percent of pay contributed. Matching contributions available to union employees are determined by the terms of their collective bargaining agreement. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The Company’s matching contributions made under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2007 are included in the “All Other Compensation” column of the 2007 Summary Compensation Table on page 33 of this Proxy Statement.

Excess Benefit Plans.    The Named Executive Officers also participate in certain excess benefit plans which relate to the Pension Plan and the Retirement Savings Plan. These plans are referred to jointly in this report as the Benefits Restoration Plans. The Benefits Restoration Plans are unfunded, nonqualified plans available to any employee who qualifies for a benefit under either the Pension Plan or the Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plans. The purpose of the Benefits Restoration Plans is to restore the Pension Plan and Retirement Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and 401(k) savings plans. By restoring these benefits, the Benefits Restoration Plans permit the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Pension Plan and Retirement Savings Plan. The Change in Pension Value column of the 2007 Summary Compensation Table and the 2007 Pension Benefits Table both include for the Named Executive Officers benefits payable under the Pension Benefits Restoration Plan. Additionally, matching contributions related to the Retirement Savings Benefits Restoration Plan are included in the “All Other Compensation” column of the 2007 Summary Compensation Table and in the 2007 Nonqualified Deferred Compensation Table.

Executive Perquisites.    The Company’s executive officers are also provided with certain personal benefits and executive perquisites, as described below. While the Committee does not consider these perquisites to be a significant component of executive compensation and believes that the level of perquisites provided is generally well below that of other companies, it recognizes that such perquisites may be an important factor in attracting and retaining highly qualified executives.

Attributed costs of these perquisites for the Named Executive Officers during fiscal year 2007 are included in the “All Other Compensation” column of the 2007 Summary Compensation Table on page 33 of this Proxy Statement.

Club Memberships.    The Company pays or reimburses initiation fees and monthly dues for one private club for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club. This perquisite is offered to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations.

Financial Planning, Tax Preparation and Estate Planning.    The Company pays or reimburses its executive officers for certain financial, estate and tax planning and tax preparation fees and expenses. The Company has made arrangements with The Ayco Company, L.P. to provide these services to its executive officers. If an executive officer elects to participate in this program, the Company pays 100% of the annual retainer and 90% of any fees incurred for services to the executive during the year. The executive pays the remaining 10% of fees incurred. This perquisite is offered to assist executive officers in obtaining high-quality financial counseling and to enable them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    The Company pays for annual physicals and related tests and examinations, and any necessary travel vaccinations, for each of the Company’s executive officers. This perquisite is offered as part of an overall philosophy of encouraging preventive medicine to promptly identify and address medical issues and to preserve the Company’s investment in its executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Severance and Change in Control Benefits.    In July 2000, recognizing that providing severance compensation for a period of time following job loss is necessary when recruiting executive talent, and that the period of time required to find suitable employment is longer for executives than for other positions, the Committee adopted the Executive Separation Policy. This policy provides for the payment of severance benefits to eligible officers of the Company in the case of involuntary termination of the officer’s employment, other than in the event of a change in control or termination for cause. Currently, Mr. Hicks, Mr. LeMay and Mr. Hohman are eligible for the benefits of this program. Mr. Coleman is eligible for similar severance benefits pursuant to the terms of his offer of employment. The severance benefits available include 12 months salary continuation, payment of a pro-rated lump sum bonus, 12 months medical, dental and life insurance benefit continuation and outplacement assistance.

Pursuant to the terms of his employment agreement, which was negotiated at the time that Mr. McMullen became the Company’s Chief Executive Officer in December 2000, Mr. McMullen is also eligible for severance benefits if the Company terminates his employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer. Severance benefits available to Mr. McMullen include

•

termination pay in an amount equal to two times the sum of (i) base annual salary and (ii) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years; and

•	accelerated vesting of all unvested stock options and continued exercisability of all options for the remainder of their respective 10-year terms.

The Company has also entered into change in control agreements with Mr. McMullen, Mr. Hicks, Mr. Hohman and Mr. LeMay. The change in control agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The agreements with Mr. Hicks and Mr. LeMay were entered into at the time of the spin-off of OMNOVA Solutions from GenCorp in September 1999. The agreement with Mr. McMullen was entered into at the time he became Chief Executive Officer in December 2000 and the agreement with Mr. Hohman was entered into when he was elected Vice President; President, Performance Chemicals in March 2004.

The change in control agreements provide for a severance payment in an amount equal to the executive officer’s base salary plus annual bonus multiplied by a factor of three if, within three years after a change-in-control, the executive’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements also provide for payment of long term incentive awards under the Long-Term Incentive Program, continuation of health and life insurance benefits for 36 months, vesting of accrued retirement benefits, payment of the amount required to cover excise taxes, if any, financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement.

Mr. McMullen’s change in control agreement includes a requirement that any amount which may become payable under the severance agreement be offset by any amount which may be paid under his employment agreement as a result of termination of employment due to a change-in-control. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as no less than 100% of base salary in effect at the time a change-in-control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 30-day period immediately following the date six months after the occurrence of a change-in-control, with the right to compensation under his agreement. The change in control agreements renew annually unless terminated pursuant to their provisions.

Additional information regarding the severance program, the change in control agreements and benefits payable under such plans is included in the “Potential Payments upon Termination or Change of Control” table and the related narrative descriptions beginning on page 42 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Corporate Governance Committee:

David A. Daberko, Chairman

Edward P. Campbell

R. Byron Pipes

William R. Seelbach

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Corporate Governance Committee during fiscal 2007 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors.

2007 SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Executive Officers for fiscal year 2007.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Kevin M. McMullen	2007	$641,154	$235,588	$7,211	$713,575	$79,648	$67,272	$1,744,448
Chairman, Chief Executive
Officer and President

Michael E. Hicks	2007	$293,008	$59,717	$0	$229,204	$29,281	$16,220	$627,430
Senior Vice President and
Chief Financial Officer

James J. Hohman	2007	$286,946	$64,571	$0	$177,658	$90,868	$7,663	$627,706
Vice President; President,
Performance Chemicals

Robert H. Coleman	2007	$249,377	$54,542	$0	$214,446	$44,803	$14,115	$577,283
President, Decorative
Products

James C. LeMay	2007	$260,631	$54,736	$0	$205,325	$34,067	$14,392	$569,151
Senior Vice President,
Business Development;
General Counsel

(1)	Included in the salary reported in this column for each Named Executive Officer are the following amounts deferred under the Retirement Savings Benefits Restoration Plan: Mr. McMullen, $65,165; Mr. Hicks, $18,761; Mr. Hohman, $1,310; Mr. Coleman, $14,453; and Mr. LeMay, $17,084. These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the 2007 Nonqualified Deferred Compensation Table on page 41 of this Proxy Statement.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123(R), excluding estimates for forfeitures in the case of awards with service-based vesting conditions, for (i) restricted shares awarded each of the Named Executive Officers in July 2007 pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan, as well as restricted stock awarded to each of the Named Executive Officers in years prior to 2007; and (ii) performance shares that each of the Named Executive Officers is eligible to earn under the 2007 – 2008 Long Term Incentive Program. The assumptions made in valuing the restricted stock awards reported in this column are described in Note O of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. For purposes of valuing the performance shares reported in this column, the Company assumes a number of shares earned based on estimated performance against the objectives of the 2007 – 2008 Long Term Incentive Program, which is updated quarterly. The value of these shares is then calculated based on the grant date fair value of the shares, with the resulting expense amortized over the two-year performance period of the plan. The amounts reported in this column do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards. No restricted shares or performance shares were forfeited by the Named Executive Officers during the 2007 fiscal year. For additional information regarding the restricted shares awarded to the Named Executive Officers and the performance shares that the Named Executive Officers are eligible to earn, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program” beginning on pages 27 and 24 of this Proxy Statement, respectively. The July 2007 restricted stock awards and the opportunity to earn performance shares under the 2007 – 2008 LTIP are also included in the 2007 Grants of Plan Based Awards Table on page 35 of this Proxy Statement.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 for stock options awarded in 2007 and prior fiscal years, in accordance with FAS 123(R), excluding estimates for forfeitures. The amounts do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards. Assumptions used in the calculation of this amount are included in Note O of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. No stock options were forfeited by the Named Executive Officers during the 2007 fiscal year.

(4)	This column includes payouts earned under the 2007 Executive Incentive Compensation Program and 2006 – 2007 Long-Term Incentive Program as follows:

2007 EICP

Mr. McMullen, $352,063; Mr. Hicks, $129,000; Mr. Hohman, $89,318; Mr. Coleman, $124,680; and Mr. LeMay, $117,390.

2006 – 2007 LTIP

Mr. McMullen, $361,512; Mr. Hicks, $100,204; Mr. Hohman, $88,340; Mr. Coleman, $89,766; and Mr. LeMay, $87,935.

For additional information regarding the 2007 EICP and the 2006 – 2007 LTIP, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2007 EICP” and “Compensation Discussion and Analysis – Elements of Executive Compensation — Long Term Incentive Opportunity — 2006 – 2007 LTIP” beginning on pages 20 and 24 of this Proxy Statement, respectively.

(5)	Represents change in annual actuarial present value of pension benefits for each Named Executive Officer, as also reported in the 2007 Pension Benefits Table on page 39 of this Proxy Statement. None of the Named Executive Officers has received above market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the “All Other Compensation” column in the 2007 Summary Compensation Table:

	Company Contributions to Defined Contribution Plans(a)	Imputed Income for Company Paid Life Insurance/Life Insurance Premiums Paid(b)	Perquisites(c)	Total “All Other Compensation”
McMullen	$39,332	$11,450	$16,490	$67,272
Hicks	$16,130	$90	$0	$16,220
Hohman	$7,405	$258	$0	$7,663
Coleman	$13,977	$138	$0	$14,115
LeMay	$14,154	$238	$0	$14,392

(a)	Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 50% of up to 6% of contributions to the plan by eligible salaried employees) and the amount credited to the executive’s account in the Retirement Savings Benefits Restoration Plan, a nonfunded plan which includes amounts not eligible for inclusion in the OMNOVA Solutions Retirement Savings Plan due to limitations imposed by the Internal Revenue Code on contributions to and includable compensation under qualified plans.

(b)	Includes for Mr. McMullen $11,360 in premiums paid by the Company for a $4 million life insurance policy on Mr. McMullen, pursuant to the terms of his Employment Agreement.

(c)	No Named Executive Officer received an executive perquisite that exceeded the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer. The amounts included in this column represent amounts paid or reimbursed by the Company for private club dues; financial planning, tax preparation and estate planning fees; and executive physicals.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with regard to non-equity and equity incentive plan awards, as well as all other stock awards and option awards granted to the Named Executive Officers during the 2007 fiscal year.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. M. McMullen
	EICP(1)		$204,688	$614,063	$818,750
	LTIP(2)	1/18/07	$140,989	$281,978	$528,708	14,531	29,063	54,492
	EPIP(3)	7/12/07							75,000	$462,750

M. E. Hicks
	EICP(1)		$75,000	$225,000	$300,000
	LTIP(2)	1/18/07	$30,030	$60,060	$120,120	2,991	5,982	11,965
	EPIP(3)	7/12/07							15,000	$92,550

J. J. Hohman
	EICP(1)		$73,450	$220,350	$293,800
	LTIP(2)	1/18/07	$26,818	$53,637	$107,273	2,929	5,858	11,716
	EPIP(3)	7/12/07							17,000	$104,890

R. H. Coleman
	EICP(1)		$63,625	$190,875	$254,500
	LTIP(2)	1/18/07	$26,543	$53,085	$106,170	2,550	5,099	10,198
	EPIP(3)	7/12/07							14,000	$86,380

J. C. LeMay
	EICP(1)		$68,250	$204,750	$273,000
	LTIP(2)	1/18/07	$27,327	$54,655	$109,309	2,582	5,163	10,326
	EPIP(3)	7/12/07							14,000	$86,380

(1)	EICP refers to the Company’s annual incentive plan, the Executive Incentive Compensation Program. Estimated payouts at threshold, target and maximum were calculated for each Named Executive Officer other than Mr. McMullen based on 25%, 75% and 100% of base salary in effect on November 30, 2007. For Mr. McMullen, estimated payouts at threshold, target and maximum were calculated based on 31.25%, 93.75% and 125% of base salary in effect on November 30, 2007. Actual EICP payouts earned for 2007 are included in the 2007 Summary Compensation Table on page 33 of this Proxy Statement and discussed in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2007 EICP” beginning on page 20 of this Proxy Statement.

(2)	LTIP refers to the Company’s 2007 – 2008 Long Term Incentive Program. On January 18, 2007, the Compensation and Corporate Governance Committee of the Company’s Board of Directors granted each of the Named Executive Officers the opportunity to earn both a cash payout and performance shares if the cumulative earnings per share objectives established by the Committee were achieved over the two-year performance period. The cash payout opportunity for each of the Named Executive Officers other than Mr. McMullen is equal to 7%, 14% and 28% at threshold, target and maximum, respectively, of the executive’s average base salary and EICP bonus over the two-year performance period. For Mr. McMullen, the cash payout opportunity is equal to 14%, 28% and 52.5% at threshold, target and maximum, respectively, of Mr. McMullen’s average base salary and EICP bonus paid over the two-year performance period. In order to calculate the estimated cash payouts at threshold, target and maximum under the 2007 – 2008 LTIP, average base salary and EICP bonus for the 2007 – 2008 performance period were assumed for each Named Executive Officer to be equal to the executive’s base salary in effect on November 30, 2007 and actual 2007 EICP bonus paid. Each performance share represents the right to receive one share of common stock of OMNOVA Solutions Inc. upon achievement of the established cumulative earnings per share objectives. The Committee retains the right, however, to settle any performance shares earned in cash rather than stock. The 2007 – 2008 Long Term Incentive Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long Term Incentive Program — 2007 – 2008 LTIP” beginning on page 25 of this Proxy Statement. The FAS 123R expense associated with the performance share awards is included in the Stock Awards column of the 2007 Summary Compensation Table on page 33 of this Proxy Statement. The market value of the performance shares at November 30, 2007, assuming a maximum payout, is set forth in the 2007 Outstanding Equity Awards at Fiscal Year End Table on page 37 of this Proxy Statement.

(3)

EPIP refers to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. On July 12, 2007, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded each Named Executive Officer the number of shares of restricted stock indicated in the foregoing table. The grant date fair value of these awards is calculated by multiplying the number of shares awarded each Named Executive Officer by $6.17, the closing price per share of OMNOVA common stock on July 12, 2007, the date the shares were awarded. The restricted stock awards will vest in full on

July 12, 2010 provided that the executive remains employed by the Company on that date. If the executive’s employment terminates by reason of his death, disability or retirement prior to the vesting date, vesting of all shares will be accelerated. The agreements pursuant to which the restricted shares were awarded also provide the executive with the right to vote the shares and to receive dividends declared, if any, prior to the vesting date. These restricted stock awards are discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” beginning on page 27 of this Proxy Statement. The FAS 123R expense associated with these restricted stock awards is included in the Stock Awards column of the 2007 Summary Compensation Table on page 33 of this Proxy Statement.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the 2007 Summary Compensation Table and the compensation programs under which the grants described in the 2007 Grants of Plan Based Awards Table were made, including the material terms of these programs and awards, are described in the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding option awards and stock awards held by the Named Executive Officers as of November 30, 2007.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)

Name	Exercisable(1)
K. M. McMullen	31,176	$14.25	3/25/2008
	45,956	$8.41	3/30/2009
	120,000	$7.50	2/1/2010
	350,000	$5.06	12/1/2010
	215,000	$8.20	4/4/2012
	240,000	$4.15	12/12/2012
	50,000	$5.90	7/9/2014
				136,000	$700,400	54,492	$280,634
M. E. Hicks	7,794	$14.25	3/25/2008
	36,765	$8.41	3/30/2009
	50,000	$7.50	2/1/2010
	22,000	$6.50	2/1/2011
	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				31,000	$159,650	11,965	$61,620
J. J. Hohman	14,029	$14.25	3/25/2008
	18,382	$8.41	3/30/2009
	20,000	$7.50	2/1/2010
	5,000	$5.87	3/29/2010
	22,000	$6.50	2/1/2011
	40,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				35,000	$180,250	11,716	$60,337
R. H. Coleman	22,500	$4.10	7/28/2013
				29,000	$149,350	10,198	$52,520
J. C. LeMay	10,132	$14.25	3/25/2008
	13,787	$8.41	3/30/2009
	30,000	$7.50	2/1/2010
	22,000	$6.50	2/1/2011
	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				29,000	$149,350	10,326	$53,179

(1)	All outstanding stock options granted to the Named Executive Officers are vested in full. No stock options have been granted to a Named Executive Officer since 2004.

(2)	Includes unvested shares of restricted stock granted to the Named Executive Officers in July 2006 and July 2007. The following are the number of shares that will vest for each Named Executive Officer on July 13, 2009 and July 12, 2010, respectively, in each case the third anniversary of the grant date: Mr. McMullen, 61,000 and 75,000 shares; Mr. Hicks, 16,000 and 15,000 shares; Mr. Hohman, 18,000 and 17,000 shares; Mr. Coleman, 15,000 and 14,000 shares; and Mr. LeMay, 15,000 and 14,000 shares.

(3)	Market value calculated by multiplying the number of unvested shares of restricted stock held by each Named Executive Officer by $5.15, the closing price per share of OMNOVA common stock on November 30, 2007, the last day of OMNOVA’s 2007 fiscal year.

(4)	Reflects the maximum number of performance shares that each Named Executive Officer is eligible to earn under the 2007 – 2008 Long Term Incentive Program.

(5)	Market value of performance shares is calculated by multiplying the maximum number of shares each Named Executive Officer is eligible to earn under the 2007 – 2008 Long Term Incentive Program by $5.15, the closing price per share of OMNOVA common stock on November 30, 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding stock options exercised by and restricted shares that vested for the Named Executive Officers during the 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
K. M. McMullen	—	—	12,980	$80,087
M. E. Hicks	—	—	5,890	$36,341
J. J. Hohman	—	—	5,740	$35,416
R. H. Coleman	—	—	5,116	$31,566
J. C. LeMay	—	—	5,180	$31,961

(1)	Represents value realized by the Named Executive Officer upon vesting of the number of restricted shares indicated on July 12, 2007. Value realized is calculated by multiplying the number of shares that vested by the closing price per share of $6.17 on July 12, 2007.

2007 PENSION BENEFITS TABLE

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the OMNOVA Solutions Consolidated Pension Plan and the OMNOVA Solutions Pension Benefits Restoration Plan (referred to as the Consolidated Pension Plan and the Benefits Restoration Plan, respectively).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. M. McMullen	Consolidated Pension Plan	11	$186,922	$0
	Benefits Restoration Plan	11	$562,906	$0

M. E. Hicks	Consolidated Pension Plan	29	$446,870	$0
	Benefits Restoration Plan	29	$81,045	$0

J. J. Hohman	Consolidated Pension Plan	11	$404,477	$0
	Benefits Restoration Plan	11	$295,030	$0

R. H. Coleman	Consolidated Pension Plan	4	$117,611	$0
	Benefits Restoration Plan	4	$55,431	$0

J. C. LeMay	Consolidated Pension Plan	17	$328,366	$0
	Benefits Restoration Plan	17	$131,203	$0

The OMNOVA Solutions Consolidated Pension Plan is a qualified defined benefit pension plan in which all full-time U.S. based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Each of the Named Executive Officers is a participant in and continues to accrue benefits under the Consolidated Pension Plan.

The Consolidated Pension Plan provides for a benefit for salaried employees, including the Named Executive Officers, (A) for years of service prior to December 1, 2004 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2004 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation. The plan provides credit for years of service with GenCorp, the Company’s former parent company. Compensation considered under the plan for purposes of computing the benefit to which a participant is entitled includes salary and annual incentive compensation.

The normal form of payment of pension benefits under the plan is a life annuity; provided, however, that a participant who has been married to his or her spouse for at least one year at his or her pension commencement date will receive a joint and survivor annuity where a reduced pension benefit is paid during the participant’s lifetime with 50 percent of that benefit continuing to be paid to the surviving spouse for the remainder of his or her life. Married participants may alternatively elect a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for the remainder of his or her life or a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for a term certain following the participant’s death. Finally, a married participant may also elect the normal form of benefit of a lifetime annuity.

The Pension Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the Consolidated Pension Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plan. The benefit provided by this plan is equal to the amount a participant would have received under the Consolidated Pension Plan but does not because of the limitations imposed by the Internal Revenue Code on pension benefits under qualified plans. By restoring these benefits, the Pension Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Consolidated Pension Plan.

The present value of accumulated benefits under both the Consolidated Pension Plan and the Pension Benefits Restoration Plan have been calculated as of the Company’s measurement date of August 31, 2007, using the same assumptions used by the Company for financial reporting purposes under generally accepted accounting principles (FAS 87), but using a normal retirement age of 65. These assumptions are described in Note M of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

Of the Named Executive Officers included in the 2007 Pension Benefits Table, only Mr. Hohman is currently eligible to retire. The Consolidated Pension Plan provides that a participating salaried employee who has completed ten years of vesting service and has attained his 55th birthday may retire on the first day of any month thereafter and be eligible for an early retirement pension. If Mr. Hohman were to retire and elect to begin receiving his pension benefits prior to the first day of the month following his 65th birthday, the monthly early retirement pension to which he would be entitled would be equal to 1/12 of his accrued pension, determined as of his early retirement date and actuarially reduced in accordance with the plan.

The OMNOVA Solutions Consolidated Pension Plan and the Pension Benefits Restoration Plan are discussed further in the Company’s Compensation Discussion & Analysis under the captions “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Retirement Benefits” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Excess Benefit Plans” on page 29 of this Proxy Statement.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, withdrawals/distribution and aggregate balances at fiscal year end for the Named Executive Officers in the Retirement Savings Benefits Restoration Plan.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
K. M. Mc Mullen	$65,165	$32,582	$84,860	$0	$765,322
M. E. Hicks	$18,761	$9,380	$38,092	$0	$254,167
J. J. Hohman	$1,310	$655	$21,405	$0	$189,754
R. H. Coleman	$14,453	$7,227	$917	$0	$22,597
J. C. LeMay	$17,084	$7,404	$9,228	$0	$172,672

(1)	Represents employee contributions to the OMNOVA Solutions Retirement Savings Benefits Restoration Plan, an excess benefit plan that is intended to restore the benefits of the OMNOVA Solutions Retirement Savings Plan (the Company’s tax qualified 401(k) savings plan) to employees who would otherwise lose such benefits as a result of Internal Revenue Code limitations on contributions to tax qualified savings plans.

(2)	Represents the Company’s matching contribution of 3% on the first 6% of an employee’s compensation contributed to the OMNOVA Solutions Retirement Savings Plan and/or Retirement Savings Benefits Restoration Plan, in the aggregate.

The Retirement Savings Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the OMNOVA Solutions Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to such plan. The purpose of the Benefits Restoration Plan is to restore the Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to tax qualified 401(k) savings plans. By restoring these benefits, the Retirement Savings Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Retirement Savings Plan. The investment options available under the Retirement Savings Benefits Restoration Plan are identical to the investment options available under the Retirement Savings Plan, except that there is no OMNOVA Common Stock Fund. Under the Retirement Savings Plan, participants are not permitted to direct their contributions into the OMNOVA Common Stock Fund, however Company matching contributions are all made in shares of OMNOVA Common Stock. Participants may reallocate Company matching contributions to another investment option under the Retirement Savings Plan at any time. Since there is no OMNOVA Common Stock Fund in the Retirement Savings Benefits Restoration Plan, Company matching contributions in the Retirement Savings Benefits Restoration Plan are allocated to the investment options elected by the participant in the same proportion as the participant’s contributions are allocated among the investment options.

The OMNOVA Solutions Retirement Savings Benefits Restoration Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Excess Benefit Plans” beginning on page 29 of this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that may require the Company to provide compensation and other benefits to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. Payments for a change in control will only be required if a “triggering event” (described below) occurs. The amount of compensation payable to each Named Executive Officer in each situation is listed in the table below.

Based on a hypothetical termination or change in control and triggering event occurring on November 30, 2007 (the last business day of the Company’s fiscal year), the following table describes the potential payments upon such termination or change in control for each Named Executive Officer.

Name	Retirement or Other Voluntary Termination	Involuntary Not For Cause Termination		For Cause Termination	Involuntary or Good Reason Termination (Change-in-Control)		Disability		Death
K. M. McMullen
Cash Severance(1)	$0	$3,755,431		$0	$4,821,244		$713,575	(2)	$713,575	(2)
Restricted Shares &	$775,237	$74,837	(4)	$0	$775,237		$775,237		$775,237
Performance Shares(3)
Benefits	$0	$144,708	(5)	$0	$172,124	(5)	$0		$0
Insurance Proceeds	$0	$0		$0	$0		$0		$4,100,000	(6)
280G Gross-Up	$0	$0		$0	$2,423,323		$0		$0

M. E. Hicks
Cash Severance(1)	$0	$529,204		$0	$1,840,954		$229,204	(2)	$229,204	(2)
Restricted Shares &	$175,054	$0		$0	$175,054		$175,054		$175,054
Performance Shares(3)
Benefits	$0	$73,708	(5)	$0	$101,124	(5)	$0		$0
Insurance Proceeds	$0	$0		$0	$0		$0		$100,000
280G Gross-Up	$0	$0		$0	$887,266		$0		$0

J. J. Hohman
Cash Severance(1)	$0	$471,458		$0	$1,756,099		$177,658	(2)	$177,658	(2)
Restricted Shares &	$195,334	$0		$0	$195,334		$195,334		$195,334
Performance Shares(3)
Benefits	$0	$72,468	(5)	$0	$99,884	(5)	$0		$0
Insurance Proceeds	$0	$0		$0	$0		$0		$100,000
280G Gross-Up	$0	$0		$0	$844,529		$0		$0

R. H. Coleman
Cash Severance(1)	$0	$468,946		$0	$468,946		$214,446	(2)	$214,446	(2)
Restricted Shares &	$162,480	$0		$0	$162,480		$162,480		$162,480
Performance Shares(3)
Benefits	$0	$13,708		$0	$13,708		$0		$0
Insurance Proceeds	$0	$0		$0	$0		$0		$100,000
280G Gross-Up	$0	$0		$0	$0		$0		$0

J. C. LeMay
Cash Severance(1)	$0	$478,325		$0	$1,672,018		$205,325	(2)	$205,325	(2)
Restricted Shares &	$162,645	$0		$0	$162,645		$162,645		$162,645
Performance Shares(3)
Benefits	$0	$68,308	(5)	$0	$95,724	(5)	$0		$0
Insurance Proceeds	$0	$0		$0	$0		$0		$100,000
280G Gross-Up	$0	$0		$0	$821,183		$0		$0

(1)	Amounts calculated pursuant to the terms of the executives’ severance agreements or change in control agreements, as applicable.

(2)	Amount includes the executive’s 2007 Executive Incentive Compensation Program payout and the executive’s LTIP payout pursuant to the 2006 – 2007 Long-Term Incentive Program.

(3)

Amount includes payment of an amount equal to the market value of the executive’s restricted shares and performance share awards on the last business day of the fiscal year. Payment of performance share awards was calculated assuming a target payout under the 2007 – 2008 LTIP, prorated to reflect the one half of the performance period during which the executive was employed by the Company. With respect to retirement or other voluntary termination of employment, restricted shares and performance shares payment is only applicable in the case of retirement. In the case of any other voluntary termination of employment, restricted shares and performance shares would be forfeited.

(4)	Reflects the value of a prorated performance share award under the 2007 – 2008 LTIP assuming a target payout and valued based on the closing price per share of $5.15 on November 30, 2007, in accordance with the terms of Mr. McMullen’s employment agreement.

(5)	Benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance for three years at an annual cost of $13,708 per year in the case of a change in control termination and one year in the case of an involuntary termination not for cause.

(6)	Includes a $100,000 payment under a group term life policy provided by the Company and a $4,000,000 payment under an individual policy for which the Company pays the premiums.

Terminations Following a Change in Control

The Company has entered into change of control agreements with the Company’s five elected officers, each of which is a Named Executive Officer. The change in control agreements are designed to promote stability and continuity of senior management in the event of any actual or threatened change in control of the Company and to encourage management to remain in service after a change in control. Under these agreements, certain benefits are payable by the Company if a “triggering event” occurs within three years after a Change in Control.

A Triggering Event occurs if within three years after a Change in Control (i) the Company terminates the employment of the executive for any reason other than death, disability or “Cause” or (ii) the executive terminates employment following the occurrence of one or more adverse events: (a) failure to elect or reelect or otherwise maintain the executive in the office or position the executive held immediately prior to a Change in Control, or a substantially equivalent office or position, of or with the Company and/or a subsidiary of the Company, or failure to elect or the removal of the executive as a director of the Company (if the executive was a director immediately prior to the Change in Control); (b) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s opportunities for Incentive Pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Company; (e) the termination or denial of an executive’s rights to benefits or a reduction in the scope or aggregate value; (f) the executive determines that a change in circumstances has occurred following the Change in Control, including without limitation, a change in scope of the business or activities that the executive was responsible for immediately prior to the Change in Control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive’s performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to position held by the executive immediately prior to the Change of Control; (g) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors assume all of the duties and obligations of the Company under the change in control agreement; or (h) the Company relocates its principal executive office, or requires the executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the executive to travel away from his office more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period.

A Change in Control occurs if (a) the Company sells or transfers all or substantially all of the Company’s assets to another corporation or entity, (b) the Company is merged, consolidated or reor-

ganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the shareholders of the Company own less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interest of the acquiring corporation or entity, (c) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company, (d) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (e) the Board decides that any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transacts or events will, or is likely to, if carried out, result in a Change of Control.

The change in control agreement defines “Cause” as (a) a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company, (b) intentional wrongful damage to property of the Company, (c) intentional wrongful disclosure of secret processes or confidential information of the Company, or (d) intentional wrongful engagement in any competitive activity.

Within five business days after the occurrence of a Triggering Event, the Company must pay Messrs. Hicks, LeMay and Hohman an amount equal to three times the sum of their respective base salary and incentive pay (an amount equal to not less than the average of the annual bonus made in any fiscal year during the last three fiscal years immediately preceding, or, if greater, 75% of the maximum bonus opportunity for the fiscal year in which the Change in Control occurs pursuant to the Executive Incentive Compensation Program). The Company will provide the executive continued health and welfare benefits (including medical, dental and life insurance) that are comparable to or better than those provided to the executive at the time of the Change of Control until the earlier of three years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer. In addition, the Company has agreed to provide the executive with financial consulting for three years in a manner similar to that provided to the executive prior to the Change of Control and outplacement services for a period of up to one year so long as this cost does not exceed 20% of the executive’s base salary. The change in control agreements renew annually unless terminated pursuant to their provisions. Mr. Coleman does not have a change in control agreement.

Mr. McMullen’s change of control agreement includes a requirement that any amount that may become payable under the change in control agreement be offset by any amount that may be paid under his executive employment agreement as a result of termination of employment due to a Change in Control. Mr. McMullen’s agreement also provides that (i) for the purposes of calculating the severance payment, bonus is defined as no less than 100% of base salary in effect at the time a change in control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 30-day period immediately following the date six months after the occurrence of a Change in Control, with the right to receive severance compensation under his change in control agreement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated within three years following a Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the execu-

tive is entitled to any performance shares due at the time of termination for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed at the time of the executive’s termination, calculated using the “target” attainment of Performance Goals. The Company will pay to the executive a cash amount equal to the value of the Performance Shares earned with each Performance Share having a value equal to the Market Value per Share on the date of the executive’s termination. Any stock options that the executive has not exercised prior to termination will terminate upon the earlier of (i) 120 days after termination of the executive’s employment and (ii) the expiration of the option.

Following a Triggering Event, the executive’s retirement benefits under the Consolidated Pension Plan and the Pension Benefits Restoration Plan that are accrued but not vested at the time of the executive’s termination of employment will vest in accordance with the provisions of the applicable plan.

Each change of control agreement includes a non-compete provision that prohibits the executive, for a period of three years, from engaging in activity that is substantially and directly in competition with the Company. Additionally, payment of the severance compensation under the change of control agreement is conditioned on the officer signing a release of the executive’s claims against the Company.

Each change of control agreement provides that to the extent any of the payments to be made to the executive (together with all other payments of cash or property, whether pursuant to the change in control agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, the Company will pay the executive such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws.

Other Terminations

In July 2000, the Compensation and Corporate Governance Committee of the Board of Directors adopted the Executive Separation Policy, which, in the case of involuntary termination of the executive’s employment, other than in the event of a Change of Control (as described above) or termination for Cause, provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of a lump sum bonus equal to the prior year’s bonus paid, reduced to reflect the percentage of the fiscal year not completed at the time of termination; (iii) medical, dental and life insurance benefits continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months. The Executive Separation Policy defines Cause as (a) a material violation of any of the Company’s policies, (b) a serious violation of facility rules adopted to promote safety, protect Company property or reputation, or maintain general working conditions, (c) the commission of any crime against the Company, (d) any material act deliberately committed to provoke dismissal, or (e) unsatisfactory work performance, following due notice, placement on specific performance improvement plan, and failure to satisfactorily complete such performance improvement plan.

In order to be eligible to receive payment under the Executive Separation Policy upon termination of employment, the executive must execute a settlement agreement and release. Pursuant to the settlement agreement and release, the executive is prohibited for a period of two years after employment termination from (a) engaging in certain activities that are competitive with the Company or (b) soliciting any employees of the Company to leave employment with the Company. Additionally, the settlement agreement and release prohibits the executive from disclosing confidential or proprietary information about the Company.

Under Mr. McMullen’s employment agreement, if the Company terminates Mr. McMullen’s employment other than for “cause” prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) his base annual salary and (2) the higher of his base annual salary or the highest year-end bonus that he received in the previous three fiscal years; (b) accelerated vesting of all unvested stock options and continued exercisability of all options for the remainder of their respective 10-year terms; and (c) payment of all unpaid performance awards under the Company’s 1999 Equity and Performance Incentive Plan for completed performance periods plus a prorated performance award for each performance period which has not been completed at the time of termination (calculated using the greater of actual or target attainment of performance goals for that portion of any performance period not completed). Mr. McMullen’s employment agreement defines Cause as any willful (i) failure to follow any instruction or policy of the Company or the directors of the Company, (ii) commission of any felony, (iii) falsification of any Company document, or (iv) act committed to provoke dismissal.

In the event of an executive’s death or disability, the executive will receive benefits under a Company-provided life insurance policy in the amount of one times salary (up to a maximum of $100,000). The benefits are provided by a third party insurer. In addition, the Company maintains an additional life insurance policy in the amount of $4 million for Mr. McMullen, pursuant to the terms of his Employment Agreement.

Under the Second Amended and Restated 1999 Equity Incentive Plan, if an executive’s employment is terminated due to death, disability or retirement, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due to him at the time of his death, disability or retirement for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed, calculated using the “target” attainment of Performance Goals. The Company will pay to the executive a cash amount equal to the value of the Performance Shares earned with each Performance Share having a value equal to the Market Value per Share on the date of the executive’s termination. Any stock options the executive was granted under the Second Amended and Restated 1999 Equity and Performance Incentive Plan that are not yet exercisable will lapse automatically and may not be exercised, upon the executive’s death, disability or retirement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated for any reason other than death, disability, retirement or Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination that have not yet vested are forfeited and cancelled. Additionally, the executive forfeits any Performance Shares that the executive has earned prior to termination. However, the Compensation and Corporation Governance Committee of the Company may, in its discretion, determine that the executive is entitled to receive a pro rata or other portion of the Performance Shares. The executive also forfeits any stock options that the officer has not yet exercised.

DIRECTOR COMPENSATION

Each nonemployee director receives a retainer of $47,000 per year, $35,000 of which is payable in cash and the remaining $12,000 of which is paid in equity. A nonemployee director who serves as chairman of a committee of the Board receives an additional cash fee of $5,000 per year in consideration of such service. Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.

Beginning with the 2007 fiscal year, the equity component of directors’ compensation consists of a deferred share award. The number of deferred shares of OMNOVA common stock awarded to each director is determined by dividing $12,000 by the closing price per share of OMNOVA common stock on the New York Stock Exchange on the date of the Company’s Annual Meeting of Shareholders. These deferred shares will vest on the later of the first anniversary of the grant date or the director’s termination of service on the board. The deferred shares are awarded under the OMNOVA Solutions Second Amended and Restated 1999 Equity and Performance Incentive Plan.

Nonemployee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc. prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to .60 multiplied by the retainer in effect on the date the director’s service terminated, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. In February 2000, nonemployee directors were given a one-time choice of (i) continuing with the then-current compensation package consisting of participation in the retirement plan and an annual restricted stock grant or (ii) freezing their participation in the retirement plan but discontinuing participation going forward and receiving a discretionary annual option grant. At that time, Mr. Campbell and Dr. Pipes each elected to continue their participation in the Retirement Plan for Nonemployee Directors, while Mr. Daberko, Ms. McGarry and Mr. Percy elected to freeze their participation in the plan. Mr. D’Antoni, Mr. Seelbach and Mr. Stefanko joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors. For those nonemployee directors who elected to freeze their participation in the retirement plan, their benefits were fully vested as of February 2, 2000, at which time they ceased to accrue additional service under the Plan. Effective January 1, 2006, participation for the remaining two nonemployee directors was frozen. Accordingly, there have been no further accruals of service for any director under the Retirement Plan for Nonemployee Directors since that time.

Under the Board’s retirement policy, a director will not be nominated for reelection to the Board following his or her seventieth birthday.

2007 Director Compensation Table

The following table sets forth compensation information for our nonemployee directors for fiscal year 2007.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
E. P. Campbell	$35,000	$11,174	$0	$0	$0	$0	$46,174
D. A. Daberko	$40,000	$10,991	$913	$0	$0	$0	$51,904
D. J. D’Antoni	$35,000	$10,991	$913	$0	$0	$0	$46,904
D. E. McGarry(5)	$26,250	$15,991	$913	$0	$0	$283,099	$326,253
S. W. Percy	$40,000	$10,991	$913	$0	$0	$0	$51,904
R. B. Pipes	$35,000	$11,174	$0	$0	$0	$0	$46,174
W. R. Seelbach	$35,000	$10,991	$913	$0	$0	$0	$46,904
R. A. Stefanko	$35,000	$9,331	$0	$0	$0	$0	$44,331

(1)	For Messrs. Campbell, Daberko, D’Antoni, Percy, Pipes, Seelbach and Stefanko, includes cash portion of the annual retainer of $35,000. For Messrs. Daberko and Percy also includes additional fees of $5,000 for service as a committee chair.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123(R), excluding estimates for forfeitures, for deferred shares awarded each of the directors in May 2007 pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan and in accordance with the Company’s compensation program for directors, as well as restricted stock awarded to each of the directors in years prior to 2007. Compensation expense for deferred shares is amortized over a one year period because directors are eligible to receive the shares at the later of one year following the date of grant and termination of service as a director. Because Ms. McGarry’s service terminated during the 2007 fiscal year, the compensation expense for her deferred shares was accelerated and the full value was expensed during 2007. The assumptions made in valuing the restricted stock awards reported in this column are described in Note O of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. The amounts included in this column do not reflect whether the director has actually realized a financial benefit from the awards. No restricted shares or deferred shares were forfeited by the directors during the 2007 fiscal year.

The grant date fair value of the deferred shares awarded to each of the non-employee directors in 2007 was $12,000, calculated by multiplying 2,214 (the number of deferred shares awarded each director) by $5.42, the closing price per share of OMNOVA common stock on May 11, 2007.

At November 30, 2007, the aggregate number of deferred shares and restricted shares held by each director was as follows: Mr. Campbell, 4,237; Mr. Daberko, 4,237; Mr. D’Antoni, 4,237; Ms. McGarry, 4,237; Mr. Percy, 4,237; Dr. Pipes, 4,237; Mr. Seelbach, 4,237; and Mr. Stefanko, 3,427.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 for stock options awarded in years prior to 2007, in accordance with FAS 123(R), excluding estimates for forfeitures. The amounts do not reflect whether the director has actually realized a financial benefit from the awards. Assumptions used in the calculation of this amount are included in Note O of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. No stock options were forfeited by the directors during the 2007 fiscal year.

At November 30, 2007, the aggregate number of stock options held by each director was as follows: Mr. Campbell, 0; Mr. Daberko, 11,875; Mr. D’Antoni, 5,000; Ms. McGarry, 11,250; Mr. Percy, 15,000; Dr. Pipes, 0; Mr. Seelbach, 10,000; and Mr. Stefanko, 0.

(4)	As discussed above, since January 1, 2006, there have been no further accruals of service under the Retirement Plan for Nonemployee Directors. The annual benefit available to eligible directors under the Retirement Plan for Nonemployee Directors is equal to .60 multiplied by the retainer in effect at the time the director’s service on the Board terminates. The director is then entitled to receive a monthly benefit in the amount of 1/12 of the annual benefit for the lesser of the number of months of credited service the director has accrued under the Retirement Plan for Nonemployee Directors and 120 months. Since there has been no change in either the retainer or the number of months of credited service for any eligible director since January 1, 2006, accordingly there has been no change in the value of the benefits accrued for any eligible director under the Retirement Plan for Nonemployee Directors in the 2007 fiscal year.

Additionally, in 2007 and prior years, certain directors have elected to defer some or all of their retainer and chairman’s fees pursuant to the Deferred Compensation Plan for Nonemployee Directors. Any fees deferred in 2007 have nevertheless been included under the column “Fees Earned or Paid in Cash”. None of the directors received above market or preferential earnings on deferred compensation during fiscal year 2007.

(5)	Ms. McGarry retired as a director on September 14, 2007. Accordingly, fees for Ms. McGarry represent the cash portion of the annual retainer prorated to reflect the portion of the year during which she served as a director. The amounts reported as “All Other Compensation” for Ms. McGarry include $280,749 distributed to Ms. McGarry from her account in the Deferred Compensation Plan for Nonemployee Directors upon her retirement, in accordance with elections made at the time she elected to defer compensation into the plan. “All Other Compensation” for Ms. McGarry also includes $2,350 paid pursuant to the Retirement Plan for Nonemployee Directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the best of the Company’s knowledge, all required reports were filed timely.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committees , as amended by SAS No. 90, Audit Committee Communications, and as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to the effectiveness of the Company’s internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2007 for filing with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
David J. D’Antoni
Robert A. Stefanko

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services of Independent Registered Public Accounting Firm for 2007

Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal year 2007. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2006 and 2007 were as follows:

	Fiscal Year Ended November 30, 2006	Fiscal Year Ended November 30, 2007
Audit Fees	$1,961,800	$1,763,100
Audit Related Fees	$89,000	$87,000
Tax Fees	$44,000	$137,000
All Other Fees	—	$—
Total	$2,094,800	$1,987,100

Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category may also include services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission. Audit fees reported for 2006 include approximately $249,000 related to the 2005 audit that were billed in 2006.

Audit Related Fees include the aggregate fees billed for services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including pension audits and accounting consultations.

Tax Fees include $44,000 and $37,000 in fees billed for professional services rendered by Ernst & Young for tax compliance in 2006 and 2007, respectively, and $100,000 billed for professional services rendered by Ernst & Young in 2007 for tax due diligence related to an acquisition.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.

All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

Appointment of Independent Registered Public Accounting Firm for 2008

Subject to ratification by the shareholders at the March 19, 2008 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2008.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal. Abstentions and broker non-votes are counted in determining the votes present at a meeting for purposes of establishing a quorum; however, abstentions and broker non-votes are not considered votes cast and will not count either in favor of or against the proposal.

If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines to act or becomes incapable of action, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment after the next annual meeting of shareholders will be subject to ratification by the shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by proxy will be voted FOR this proposal, unless you specify a different choice on the accompanying proxy card.

OTHER INFORMATION

Cumulative Voting

The Company has no provision for cumulative voting in the election of directors. Holders of OMNOVA Solutions common stock are therefore entitled to cast one vote for each share held on the January 28, 2008 record date for each nominee for director.

Other Business

The Company did not receive notice by December 11, 2007 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy in the envelope provided.

KRISTINE C. SYRVALIN

Secretary

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR ALL	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING. Nominees: 01 Edward P. Campbell, 02 Michael J. Merriman and 03 William R. Seelbach.	☐	☐	2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED NOVEMBER 30,2008.	☐	☐	☐
				3.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments thereof

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

FOLD AND DETACH HERE

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

OMNOVA SOLUTIONS INC.

175 GHENT ROAD      •      FAIRLAWN, OHIO 44333

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES C. LEMAY, KRISTINE C. SYRVALIN and MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 19, 2008 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio 44333, and at any adjournments thereof, and appoints the proxyholders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all nominees in item 1, FOR item 2 and in accordance with the proxyholders’ judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3. The Board of Directors recommends a vote FOR items 1 and 2.

This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

February 8, 2008

Dear Shareholder:

Enclosed are OMNOVA Solutions’ 2007 Annual Report and 2008 Proxy Statement.

In 2007, despite what remained an extremely challenging operating environment, OMNOVA Solutions made significant progress on a number of fronts. We recognize that we have more work to do to generate the kind of returns we expect. However, we have made significant positive changes to our cost structure, market position and balance sheet to better position the Company in the face of an uncertain economic and raw material environment.

I hope you will take the opportunity to read the highlights presented in this Report and understand the actions we are taking.

The 2008 Annual Meeting will be held on March 19, 2008 at the Hilton Akron/Fairlawn in Fairlawn, Ohio. Details are provided in the enclosed Proxy Statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please take time to complete and return the attached proxy card.

Thank you for your continued support.

Best Regards,

Kevin McMullen